Pricing Supplement (To Prospectus dated December 31, 2019 and Series A Prospectus Supplement dated December 31, 2019) July 28, 2021 BofA Finance LLC
$12,000,000
10-Year Issuer Callable Capped Notes Linked to the Difference Between the 30-Year and the 5-Year U.S. Dollar ICE Swap Rates, due July 30, 2031
Fully and Unconditionally Guaranteed by Bank of America Corporation

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The CUSIP number for the notes is 09709T5W7.
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The notes are unsecured senior notes issued by BofA Finance LLC (“BofA Finance”), a direct, wholly-owned subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”). The notes are fully and unconditionally guaranteed by the Guarantor. All payments due on the notes, including the repayment of principal and any accrued and unpaid interest, will be subject to the credit risk of BofA Finance, as issuer of the notes, and BAC, as guarantor of the notes.
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The notes will be issued in minimum denominations of $1,000, and whole multiples of $1,000.
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The notes are designed for investors who wish to receive quarterly interest income, where, as described below, after the first anniversary of the issue date, the amount of such interest will depend on the Spread Differential (as defined below) as of the applicable interest determination date (as defined below).
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The notes priced on July 28, 2021 (the “pricing date”). The notes will mature on July 30, 2031, unless previously called.
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Interest will be paid quarterly on January 30, April 30, July 30 and October 30 of each year, beginning on October 30,  2021, and ending on the maturity date.
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During the first four quarterly interest periods, interest on the notes will accrue at a fixed rate of 3.00% per annum.
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During each subsequent quarterly interest period beginning on July 30, 2022, interest on the notes will accrue at a rate per annum equal to the product of (a) 3.0 and (b) the amount by which the 30-Year U.S. Dollar ICE Swap Rate (which we refer to as “CMS30”) exceeds the 5-Year U.S. Dollar ICE Swap Rate (which we refer to as “CMS5”) on the applicable interest determination date, expressed as a percentage (such amount, which may be negative, the “Spread Differential”). In no event will the interest rate applicable to any interest period after the first year of the notes be greater than 8.00% per annum or less than 1.00% per annum.
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For additional information as to the calculation of interest, please see the discussion beginning on page PS-18.
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At maturity, if the notes have not been previously redeemed, you will receive a cash payment equal to the principal amount of the notes, plus any accrued but unpaid interest.
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We may redeem all of the notes on any quarterly interest payment date occurring on or after July 30, 2022 (other than the maturity date) (the “Call Date”). If redeemed early, you will receive a cash payment equal to the principal amount of the notes, plus any accrued but unpaid interest to but excluding the Call Date.
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The notes will not be listed on any securities exchange.
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The notes have been offered at varying public offering prices related to prevailing market prices. The public offering price includes accrued interest from July 30, 2021, if settlement occurs after that date.
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The initial estimated value of the notes is less than the public offering price. The initial estimated value of the notes as of the pricing date is $960.80 per $1,000 in principal amount. See “Summary” beginning on page PS-3 of this pricing supplement, “Risk Factors” beginning on page PS8 of this pricing supplement and “Structuring the Notes” on page PS-23 of this pricing supplement for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
Per Note
Total
Public Offering Price
$1,000.00
$12,000,000
Underwriting Discount(1)
$12.50
$150,000
Proceeds (before expenses) to BofA Finance
$987.50
$11,850,000
(1) Certain dealers who purchase the notes for sale to certain fee-based advisory accounts and/or eligible institutional investors may forgo some or all of their selling concessions, fees or commissions. The price to public for investors purchasing the notes in these accounts may be as low as $987.50 (98.75%) per $1,000 in principal amount of the notes. See “Supplemental Plan of Distribution-Conflicts of Interest” in this pricing supplement.
(2) We or one of our affiliates may pay varying selling concessions of up to 1.25% in connection with the distribution of the notes to other registered broker dealers.

The notes and the related guarantee of the notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-8 of this pricing supplement, page S-5 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs.
None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on July 30, 2021 against payment in immediately available funds.
Prospectus Supplement and Prospectus dated December 31, 2019

BofA Securities
Selling Agent

SUMMARY
The 10-Year Issuer Callable Capped Notes Linked to the Difference Between the 30-Year and the 5-Year U.S. Dollar ICE Swap Rates, due July 30, 2031 are our senior debt securities. The notes are senior debt securities issued by BofA Finance and are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally in right of payment with all of our other unsecured senior and unsubordinated debt, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated debt, in each case except obligations that are subject to any priorities or preferences by law. Any payments due on the notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.
• Title of the Series:	10-Year Issuer Callable Capped Notes Linked to the Difference Between the 30Year and the 5Year U.S. Dollar ICE Swap Rates, due July 30, 2031
• Issuer:	BofA Finance LLC (“BofA Finance”)
• Guarantor:	Bank of America Corporation (“BAC” or the “Guarantor”)
• Pricing Date:	July 28, 2021
• Issue Date:	July 30, 2021
• Maturity Date:	July 30, 2031 (if not previously called by the Issuer)
• Minimum Denominations:	$1,000 and multiples of $1,000 in excess of $1,000
• Interest Periods:
Quarterly. Each interest period (other than the first interest period, which will begin on the issue date) will begin on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date (or the maturity date, as applicable).

• Interest Payment Dates:	January 30, April 30, July 30 and October 30 of each year, beginning on October 30, 2021. The final interest payment will occur on the maturity date.
• Interest Rates:
Fixed Rate Period. From, and including, the issue date to, but excluding, July 30, 2022, the notes will bear interest at the fixed rate of 3.00% per annum.
Floating Rate Period. From, and including, July 30, 2022 to, but excluding, the maturity date, interest will accrue quarterly at a rate per annum equal to:
3.0 × (CMS30 — CMS5)
In no event will the interest rate applicable to any interest period after the first four quarterly interest periods be greater than 8.00% per annum or less than 1.00% per annum.
The interest rate payable on the notes during these quarterly interest periods may be less than the interest that is payable on a conventional debt security.

• Day Count Convention:	30/360

• CMS30 and CMS5:
“CMS30” means the 30-Year U.S. Dollar ICE Swap Rate, expressed as a percentage, as quoted on the Reuters Screen ICESWAP1 Page, at 11:00 a.m., New York City time, on the applicable interest determination date.
“CMS5” means the 5-Year U.S. Dollar ICE Swap Rate, expressed as a percentage, as quoted on the Reuters Screen ICESWAP1 Page, at 11:00 a.m., New York City time, on the applicable interest determination date.
For additional information about CMS30 and CMS5, please see the section in this pricing supplement entitled “The 30-Year U.S. Dollar ICE Swap Rate (CMS30) and The 5-Year U.S. Dollar ICE Swap Rate (CMS5).”

• Unavailability of CMS30 or CMS5:
If, on any interest determination date, CMS30 or CMS5 is not quoted on Reuters Screen ICESWAP1 Page, or any page substituted for that page, then CMS30 or CMS5 for such date will be determined as described under “Description of the Notes—Floating Rate Notes—Determination of USD LIBOR, Daily SOFR, USD CMS Rate, Term SOFR, Treasury Rate and Federal Funds (Effective) Rate—USD CMS Rate” in the accompanying prospectus supplement.
There is a substantial risk that a USD CMS Transition Event and related USD CMS Replacement Date (as each term is defined in the accompanying prospectus supplement) will occur with respect to CMS30 or CMS5 after June 30, 2023 (and may occur prior to that date). If a USD CMS Transition Event and related USC CMS Replacement Date occur prior to maturity of the notes, then the interest rates payable during the Floating Rate Period for the notes will be determined not by reference to CMS5 but instead by reference to the applicable USD CMS Replacement (as defined in the accompanying prospectus supplement).  See “Risk Factors — Market Measure-Related Risks” in this pricing supplement and “Description of the Notes — Floating Rate Notes — Determination of USD LIBOR, Daily SOFR, USD CMS Rate, Term SOFR, Treasury Rate and Federal Funds (Effective) Rate — USD CMS Rate” in the accompanying prospectus supplement for more information.

• Payment at Maturity:	If not earlier redeemed, the payment at maturity will equal the principal amount of the notes, plus any accrued but unpaid interest.
• Early Redemption at Our Option:
On any Call Date, we have the right to redeem all, but not less than all, of the notes at the Early Redemption Payment. No further amounts will be payable following an early redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Date.

• Early Redemption Payment:	The sum of the principal amount plus any accrued and unpaid interest to but excluding the Call Date.
• Call Dates:	The quarterly interest payment dates beginning on July 30, 2022 and ending on April 30, 2031.
• Repayment at Option of Holder:	None
• Business Days:
If any interest payment date, Call Date or the maturity date occurs on a day that is not a business day in New York, New York, then the payment will be postponed until the next business day in New York, New York. No additional interest will accrue on the notes as a result of such postponement, and no adjustment will be made to the length of the relevant interest period.
A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

• Record Dates for Interest Payments:
For book-entry only notes, one business day in New York, New York prior to the payment date. If notes are not held in book-entry only form, the record dates will be the fifteenth calendar day preceding such interest payment day, whether or not such record date is a business day.

• Calculation Agent:	Merrill Lynch Capital Services, Inc. (“MLCS”)
• Listing:	None
• Initial Estimated Value:
Payments on the notes depend on the credit risk of BofA Finance, as issuer, and BAC, as guarantor, and on the performance of CMS30 relative to CMS5. The economic terms of the notes are based on BAC’s internal funding rate, which is the rate BAC would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described below, reduced the economic terms of the notes to you and the initial estimated value of the notes. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this pricing supplement, we have provided the initial estimated value for the notes. For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page PS-8 and “Structuring the Notes” on page PS-27.

You should read carefully this entire pricing supplement, prospectus supplement, and prospectus to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this pricing supplement is inconsistent with the prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor or any selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.
Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).
The above referenced prospectus and prospectus supplement may be accessed at the link set forth on the cover page of this pricing supplement.

Examples: Below are three examples of the calculation of the annualized interest rate payable on a quarterly interest payment date occurring on and after October 30, 2022 for the notes. These examples are for purposes of illustration only. The actual annualized interest rate to be applied in calculating the interest payable on the notes for any quarterly interest period after the first four quarterly interest periods will depend on the actual levels of CMS30 and CMS5 and the actual Spread Differential (i.e., CMS30 — CMS5) on the applicable interest determination date.
Example 1: The hypothetical CMS30 is substantially greater than the hypothetical CMS5 on the interest determination date:
Hypothetical CMS30:    4.80%
Hypothetical CMS5:      2.00%
3.0 × (4.80% — 2.00%) = 8.40%
Interest rate payable for that quarterly interest period = 8.00% per annum (the interest rate cannot be greater than 8.00% per annum)
Example 2: The hypothetical CMS30 is greater than the hypothetical CMS5 on the interest determination date:
Hypothetical CMS30:    4.00%
Hypothetical CMS5:      3.00%
3.0 × (4.00% — 3.00%) = 3.00%
Interest rate payable for that quarterly interest period = 3.00% per annum
Example 3: The hypothetical CMS30 is less than the hypothetical CMS5 on the interest determination date:
Hypothetical CMS30:    3.75%
Hypothetical CMS5:      3.95%
3.0 × (3.75% — 3.95%) = -0.60%
Interest rate payable for that quarterly interest period = 1.00% per annum (the interest rate cannot be less than 1.00% per annum)

RISK FACTORS
Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page S-5 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-5 above.
Structure-related Risks
Your return is limited by the cap on the interest rate. After the first four quarterly interest periods, the interest rate applicable to any interest period will be variable and will not be greater than 8.00% per annum. Accordingly, if the Spread Differential is greater than zero on any interest determination date during the term of the notes, your return on the notes may not reflect the full extent of the Spread Differential multiplied by 3.0.
Your return on the notes may be less than the yield on a conventional debt security of comparable maturity. The return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.
The notes are subject to early redemption at our option. On each Call Date, at our option, we may redeem your notes in whole, but not in part. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the market value of your notes. It is our sole option whether to redeem your notes prior to maturity on any Call Date and we may or may not exercise this option for any reason. If your notes are redeemed early, you will not have the right to receive any future interest payments that you may otherwise have received. Further, if your notes are redeemed early, you may not be able to reinvest the early redemption payment at a comparable return for a similar level of risk.
After the first four quarterly interest periods, the interest payable on the notes during any quarterly interest period will not reflect changes in the level of CMS30 relative to CMS5 other than on the interest determination dates. After the first four quarterly interest periods, changes in the level of CMS30 relative to CMS5 during the term of the notes other than on the interest determination dates will not affect the interest payable on the notes. The calculation agent will calculate the interest payable during any quarterly interest period, except for the first four quarterly interest periods, based on the difference between CMS30 and CMS5 on the interest determination dates. No other levels of CMS30 and CMS5 will be taken into account.
All payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. All payments on the notes will be fully and unconditionally guaranteed by the Guarantor. The notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments of interest and principal on the notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the notes on the applicable payment date, regardless of the difference between CMS30 and CMS5. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time during the term of the notes or on the maturity date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.
In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date of the notes may adversely affect the market value of the notes.

However, because your return on the notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the difference between CMS30 and CMS5 during the term of the notes, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the notes.
We are a finance subsidiary and, as such, have no independent assets, operations or revenues.  We are a finance subsidiary of BAC, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the notes in the ordinary course.  However, we will have no assets available for distributions to holders of the notes if they make claims in respect of such notes in a bankruptcy, resolution or similar proceeding.  Accordingly, any recoveries by such holders in respect of such claims will be limited to those available under the Guarantor’s guarantee of such notes, and any obligations under that guarantee will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to the Guarantor’s subordinated obligations. Holders of the notes will have recourse only to a single claim against the Guarantor and its assets under the Guarantor’s guarantee of the notes, and holders of the notes should accordingly assume that in any bankruptcy, resolution or similar proceeding, they would not have priority over, and should be treated equally with, the claims of all other unsecured and unsubordinated obligations of the Guarantor, including claims of holders of unsecured senior debt securities issued by the Guarantor.
The Guarantor’s ability to make payments under its guarantee of the notes will depend upon its receipt of funds from its subsidiaries, and applicable laws and regulations, and actions taken under the Guarantor’s resolution plan, could restrict the ability of its subsidiaries to transfer such funds.  The Guarantor is a holding company and conducts substantially all of its operations through its subsidiaries. The Guarantor’s ability to make payments under its guarantee of our payment obligations on the notes depends upon the Guarantor’s receipt from its subsidiaries of dividends and other distributions, loans, advances and other payments.  Many of these subsidiaries, including bank and broker-dealer subsidiaries, are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to the Guarantor or to its other subsidiaries. In addition, the Guarantor’s bank and broker-dealer subsidiaries are subject to restrictions on their ability to lend or transact with affiliates and to minimum regulatory capital and liquidity requirements. Intercompany arrangements the Guarantor has entered into in connection with its resolution planning could restrict the amount of funding available to it from its subsidiaries under certain adverse conditions, as described below under “—A resolution under the Guarantor’s preferred single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of our payment obligations on the notes.” These restrictions could prevent the Guarantor’s subsidiaries from paying dividends or making other distributions to the Guarantor or otherwise providing funds to the Guarantor that the Guarantor needs in order to make payments under its guarantee of our payment obligations on the notes.
A resolution under the Guarantor’s preferred single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of our payment obligations on the notes. The Guarantor is required periodically to submit a plan to its primary regulatory authorities describing its resolution strategy under the U.S. Bankruptcy Code in the event of material financial distress or failure. In the Guarantor’s current plan, its preferred resolution strategy is a single point of entry strategy. This strategy provides that only the Guarantor (the parent holding company) files for resolution under the U.S. Bankruptcy Code and contemplates providing certain key operating subsidiaries with sufficient capital and liquidity to operate through severe stress and to enable such subsidiaries to continue operating or be wound down in a solvent manner following a Guarantor bankruptcy. The Guarantor has entered into intercompany arrangements governing the contribution of capital and liquidity with these key subsidiaries. As part of these arrangements, the Guarantor has transferred most of its assets (and has agreed to transfer additional assets) to a wholly-owned holding company subsidiary in exchange for a subordinated note. Certain of the Guarantor’s remaining assets secure its ongoing obligations under these intercompany arrangements. The wholly-owned holding company subsidiary also has provided a committed line of credit that, in addition to the Guarantor’s cash, dividends and interest payments, including interest payments the Guarantor receives in respect of the subordinated note, may be used to fund the Guarantor’s obligations. These intercompany arrangements include provisions to terminate the line of credit, forgive the subordinated note and require the Guarantor to contribute its remaining financial assets to the wholly-owned holding company subsidiary if the Guarantor’s projected liquidity resources deteriorate so severely that resolution becomes imminent, which could materially and adversely affect the Guarantor’s liquidity and ability to meet its payment obligations, including under its guarantee of our payment obligations on the notes. In addition, the Guarantor’s preferred resolution strategy could result in holders of the notes being in a worse position and suffering greater losses than would have been the case under bankruptcy or other resolution scenarios or plans.
The Guarantor’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of the Guarantor’s subsidiaries. Because the Guarantor is a holding company, its right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Guarantor may itself be recognized as a creditor of that subsidiary.  As a result, any obligations of the Guarantor under its guarantee of the notes will be structurally subordinated to all existing and future liabilities of the Guarantor’s subsidiaries, and claimants should look only to the assets of the Guarantor for payments under the Guarantor’s guarantee of the notes. Further, creditors of the Guarantor’s subsidiaries recapitalized pursuant to the Guarantor’s resolution plan generally would be entitled to payment of their claims from the assets of the subsidiaries, including the Guarantor’s contributed assets. In addition, any obligations of the Guarantor under its guarantee of the notes will be unsecured and, therefore, in a bankruptcy or similar proceeding, will effectively rank junior to the Guarantor’s secured obligations to the extent of the value of the assets securing such obligations.
Each of BofA Finance LLC and the Guarantor is permitted to sell, convey or transfer all or substantially all of its assets to one or more of the Guarantor’s majority-owned subsidiaries and, in either such event, such subsidiary or subsidiaries will not be required under the indenture relating to the notes to assume our obligations under the notes or the Guarantor’s obligations under its guarantee of the notes, as the case may be.  We and the Guarantor each may sell, convey or transfer all or substantially all of its assets to one or more entities that are direct or indirect subsidiaries of the Guarantor in which the Guarantor and/or one or more of its subsidiaries owns more than 50% of the combined voting power, and under the indenture under which the Notes will be issued, including the provisions thereof relating to the Guarantor’s guarantee of the notes, such subsidiary or subsidiaries will not be required to assume our obligations under the notes or the Guarantor’s obligations under its guarantee thereof, as the case may be. In either such event, (i) we will remain the sole obligor on the notes and the Guarantor will remain the sole obligor on the guarantee of the notes, as the case may be, (ii) creditors of any such subsidiary or subsidiaries would have additional assets from which to recover on their claims and (iii) obligations of the Guarantor under its guarantee of our notes would be structurally subordinated to creditors of such subsidiary or subsidiaries with respect to such transferred assets. See “Description of Debt Securities—Limitation on Mergers and Sales of Assets” beginning on page 21 of the accompanying prospectus for more information.
The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor; events of bankruptcy or insolvency or resolution proceedings relating to the Guarantor and covenant breach by the Guarantor will not constitute an event of default with respect to the notes.  The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor.  In addition, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor will not constitute an event of default with respect to the notes.  Furthermore, it will not constitute an event of default with respect to the notes if the guarantee by the Guarantor ceases to be in full force and effect for any reason.  Therefore, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor (in the absence of any such event occurring with respect to us) will not permit the notes to be declared due and payable.  In addition, a breach of a covenant by the Guarantor (including, for example, a breach of the Guarantor’s covenants with respect to mergers or the sale of all or substantially all its assets), will not permit the notes to be declared due and payable.  The value you receive on the notes may be significantly less than what you otherwise would have received had the notes been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor or the breach of a covenant by the Guarantor or upon the Guarantor’s guarantee ceasing to be in full force and effect.

Valuation- and Market-related Risks
The public offering price you are paying for the notes exceeds the initial estimated value. The initial estimated value of the notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.
The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, BofA Securities, Inc. (“BofAS”) or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after the pricing date will vary based on many factors that cannot be predicted with accuracy, including our and the Guarantor’s creditworthiness and changes in market conditions.
If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the level of CMS30 and CMS5, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.
We cannot assure you that a trading market for your notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.
The development of a trading market for the notes will depend on the Guarantor’s financial performance and other factors, including changes in levels of the Spread Differential. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that the selling agent will act as a market-maker for the notes, but none of us, the Guarantor or the selling agent is required to do so. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market. The selling agent may discontinue its market-making activities as to the notes at any time. To the extent that the selling agent engages in any market-making activities, it may bid for or offer the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.
In addition, if at any time the selling agent were to cease acting as a market-maker as to the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.
If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount of the notes. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.
●	The difference between CMS30 and CMS5 is expected to affect the market value of the notes. We expect that the market value of the notes will depend substantially on the amount by which CMS30 exceeds CMS5, and expectations of the amount by which CMS30 will exceed CMS5 in the future, if at all. In general, the value of the notes will increase when expectations as to the future levels of CMS30 relative to CMS5 increases, and the value of the notes will decrease when expectations as to the future levels of CMS 30 relative to CMS5 decreases. The levels of CMS30 and CMS5 may change at rates that are different from one another. If you sell your notes when the annual interest payable on the notes is less than, or expected to be less than, market interest rates (as compared to traditional interest-bearing debt securities), you may receive less than the principal amount that would be payable at maturity. Although long-term interest rates directionally follow short-term interest rates, movements in long-term interest rates generally tend to be smaller than movements in short-term interest rates. As such, when short-term interest rates rise, the difference between CMS30 and CMS5 tends to narrow (the curve of the spread flattens); conversely, when short-term interest rates fall, the spread widens (the curve of the spread becomes steeper). Consequently, after the first four quarterly interest periods, the annualized rate of interest payable on the notes and the market value of the notes may be more likely to decrease in an increasing interest rate environment than in a declining interest rate environment.
●
Changes in the levels of interest rates may affect the market value of the notes. The level of interest rates in the United States may affect the U.S. economy and, in turn, the magnitude of the difference between CMS30 and CMS5. Changes in prevailing interest rates may decrease the difference between CMS30 and CMS5 relative to previous periods, which would decrease the interest rate on the notes after the first four quarterly interest periods. This, in turn, may decrease the market value of the notes. Further, the notes are subject to early redemption at our option beginning on July 30, 2022 and an interest rate cap of 8.00% per annum after the first four interest periods, which will limit the potential upside to investors when CMS30 exceeds CMS5. As a result, we anticipate that the potential for the notes to trade above their par value in the secondary market, if any, is extremely limited—likely only during the first year of the term of the notes, and in a declining interest rate environment.

●
Volatility of the difference between CMS30 and CMS5. Volatility is the term used to describe the size and frequency of market fluctuations. During recent periods, the difference between CMS30 and CMS5 has had periods of volatility, and this volatility may vary during the term of the notes. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the difference between CMS30 and CMS5 may have an adverse impact on the market value of the notes.

●
Economic and other conditions generally. Interest payable on the notes after the first four quarterly interest periods is expected to be correlated to the difference between long-term interest rates (as represented by CMS30) and short-term interest rates (as represented by CMS5). Prevailing interest rates may be influenced by a number of factors, including general economic conditions in the United States, U.S. monetary and fiscal policies, inflation, and other financial, political, regulatory, and judicial events. These factors interrelate in complex ways, and may disproportionately affect short-term interest rates relative to long-term interest rates, thereby potentially lowering the difference between CMS30 and CMS5, and consequently adversely affecting the market value of your notes.

●
Our and the Guarantor’s financial condition and creditworthiness. Our and the Guarantor’s perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our or the Guarantor’s credit spreads or an improvement in our of the Guarantor’s credit ratings will not necessarily increase the market value of the notes.

●
Time to maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the level of CMS30 relative to CMS5 prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of the notes will approach a value that reflects the remaining interest payments on the notes based on the then-current difference between CMS30 and CMS5.
Conflict-related Risks
Our trading and hedging activities, and those of the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you. We, the Guarantor or one or more of our other affiliates, including the selling agent, may engage in trading activities related to one or both of CMS30 and CMS5 that are not for your account or on your behalf. These entities also may issue or underwrite other financial instruments with returns linked to CMS30 and/or CMS5. These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we, the Guarantor and our other affiliates, including the selling agent, may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the levels of CMS30 and/or CMS5 or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.
We. the Guarantor and one or more of our other affiliates, including BofAS, expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We, the Guarantor, or our other affiliates, including BofAS, also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of the notes offered hereby. We may enter into such hedging arrangements with one or more of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to the notes and CMS30 and/or CMS5. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. Each of these parties will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor, and our other affiliates, including the selling agent, receive for the sale of the notes, which creates an additional incentive to sell the notes to you.
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates, MLCS, will be the calculation agent for the notes and, as such, will determine the amount of interest to be paid on the notes. Under some circumstances, these duties could result in a conflict of interest between MLCS’s status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with judgments that the calculation agent would be required to make if one or both of CMS30 and CMS5 are unavailable. See the section entitled “Summary—Unavailability of CMS30 or CMS5” above. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we expect that the Guarantor will control the calculation agent, potential conflicts of interest could arise. None of us, the Guarantor or any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of the notes.
Market Measure-related Risks
You should carefully review the more detailed explanation of risks relating to the Market Measure set forth under “Risk Factors— Risks Relating to USD CMS Rate Notes” in the accompanying prospectus supplement. Certain capitalized terms used in these Market Measure-related Risk Factors and not defined in this pricing supplement are defined in the section entitled "Terms of the Notes -- Floating Rate Notes -- Determination of USD LIBOR, Daily SOFR, USD CMS Rate, Term SOFR, Treasury Rate and Federal Funds (Effective) Rate -- USD CMS Rate" in accompanying prospectus supplement.
You must rely on your own evaluation of the merits of an investment linked to U.S. Dollar ICE Swap Rates. In the ordinary course of their businesses, BAC or its affiliates may have expressed views on expected movements in the U.S. Dollar ICE Swap Rates and related interest rates, and may do so in the future. These views or reports may be communicated to BAC’s clients and clients of its affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to U.S. Dollar ICE Swap Rates may at any time have significantly different views from those of BAC or its affiliates. For these reasons, you are encouraged to derive information concerning the U.S. Dollar ICE Swap Rates and related interest rates from multiple sources, and you should not rely on the views expressed by BAC or its affiliates.
Neither the offering of the notes nor any views which we, the Guarantor or our other affiliates from time to time may express in the ordinary course of our or their businesses constitutes a recommendation as to the merits of an investment in the notes.
Recent regulatory investigations regarding potential manipulation of CMS30 and CMS5 rates may adversely affect your notes. It has been reported that certain U.S. and non-U.S. regulators are investigating potential manipulation of CMS30, CMS5 and other swap rates. If such manipulation occurred, it may have resulted in CMS30 and/or CMS5 being artificially lower (or higher) than it or they would otherwise have been. Any changes or reforms affecting the determination or supervision of CMS30 and/or CMS5 in light of these investigations may result in a sudden or prolonged increase or decrease in reported CMS30 and/or CMS5, as applicable, which may have an adverse impact on the trading market for CMS-benchmarked securities, such as the notes, the market value of your notes and the payments on your notes after the first four quarterly interest periods.
Interest on the notes will be calculated using a different reference rate if a USD CMS Transition Event and related USD CMS Replacement Date occur with respect to CMS30 or CMS5, and the selection of any USD CMS Benchmark Replacement could adversely affect the return on, value of or market for the notes. CMS rates generally represent the fixed rate of interest payable on a hypothetical interest rate swap with a floating leg based on 3-month USD LIBOR. The U.K. Financial Conduct Authority (“FCA”) announced in July 2017 that it will no longer persuade or compel banks to submit rates for the calculation of USD LIBOR (including the 3-month USD LIBOR rate) after 2021. This announcement indicated that the continuation of USD LIBOR on the current basis could not and would not be guaranteed after 2021. On March 5, 2021, the FCA announced that all LIBOR settings will either cease to be provided by any administrator or no longer be representative: (a) immediately after December 31, 2021, in the case of the 1-week and 2-month US dollar settings; and (b) immediately after June 30, 2023, in the case of the remaining US dollar settings. Based on undertakings received from the panel banks, the FCA does not expect that any LIBOR settings will become unrepresentative before the relevant dates noted in the prior sentence. Representative LIBOR rates will not, however, be available beyond these dates and publication of most of the LIBOR settings will cease immediately after these dates. Although the foregoing may provide some sense of timing, there is no assurance that LIBOR, of any particular currency and tenor, will continue to be published until any particular date. It is impossible to predict whether and to what extent banks will continue to provide USD LIBOR submissions to the administrator of USD LIBOR.
It is not possible to predict the effect that the FCA announcement or any USD LIBOR discontinuance will have on CMS30 or CMS5 or the notes; however, it is highly likely that a USD CMS Transition Event and related USD CMS Replacement Date (each as defined in the accompanying prospectus supplement) will occur with respect to the CMS30 and CMS5 after June 30, 2023 (and may occur prior to that date). If we or the calculation agent (after consulting with us) determines that a USD CMS Transition Event and related USD CMS Replacement Date have occurred with respect to CMS30 or CMS5, then we or the calculation agent (after consulting with us) will determine the USD CMS Replacement(s) for the notes in accordance with the transition provisions set forth under “Description of the Notes—Floating-Rate Notes—Determination of USD LIBOR, Daily SOFR, USD CMS Rate, Term SOFR, Treasury Rate and Federal Funds (Effective) Rate—USD CMS Rate” in the accompanying prospectus supplement. In accordance with such provisions, following the occurrence of a USD CMS Transition Event and USD CMS Replacement Date with respect to CMS30 or CMS5, the USD CMS Replacement(s) will be the alternate rate(s) that has been selected by us or the calculation agent (after consulting with us) as the replacement for CMS30 or CMS5, as applicable, giving due consideration to any industry-accepted rate as a replacement for CMS30 or CMS5 for U.S. dollar-denominated floating-rate notes at the relevant time, plus the applicable USD CMS Replacement Adjustment (if any). If we or the calculation agent (after consulting with us) determines that there is no such replacement rate as of a given interest determination date, then CMS30 or CMS5 for that interest determination date will be determined by us or the calculation agent (after consulting with us), after consulting such sources that we or the calculation agent deems comparable to the Designated USD CMS Page, or any other source or data we or the calculation agent determines to be reasonable. After determination of the USD CMS Replacement(s) for the notes, the interest payable with respect to the notes will not be determined by reference to the applicable CMS rate, but instead will be determined by reference to the applicable USD CMS Replacement. As of the date of this pricing supplement, no market consensus exists as to what rate or rates may become accepted alternatives to the CMS30 or CMS5.
The selection of any USD CMS Replacement(s) and USD CMS Replacement Adjustment (if any), and any decisions, determinations or elections made by us or the calculation agent (after consulting with us) in connection with any USD CMS Replacement(s) with respect to the notes in accordance with the USD CMS rate transition provisions set forth in the accompanying prospectus supplement, including with respect to USD CMS Replacement Conforming Changes, could adversely affect the interest payable with respect to the notes, which could adversely affect the return on, value of and market for the notes.
Even if a USD CMS Transition Event and related USD CMS Replacement Date do not occur, CMS30 or CMS5 may not be published on an interest determination date and, if CMS30 or CMS5 is not published, CMS30 or CMS may be determined by the calculation agent in the calculation agent’s sole discretion.
Even if a USD CMS Transition Event and related USD CMS Replacement Date do not occur, it is possible that CMS30 or CMS5 may not be available on an interest determination date because CMS30 or CMS5 is not published by ICE Benchmark Administration Limited (“ICE”). ICE may fail to publish CMS30 or CMS5 (each referred to by ICE as an “ICE Swap Rate”) because of a lack of liquidity (typically resulting from high market volatility) on the trading platforms from which ICE sources data that is used to determine CMS30 or CMS5, or for other reasons. With respect to the notes, if CMS30 or CMS5 cannot be determined using the Designated USD CMS Page due to the non-publication of such rate on an interest determination date, but a USD CMS Transition Event and related USD CMS Replacement Date have not occurred with respect to such rate, CMS30 and/or CMS5, as applicable, will be determined by the calculation agent in its sole discretion, after consulting such sources as it deems comparable to the Designated USD CMS Page, or any other source or data it determines to be reasonable. This method of determining CMS30 or CMS5 may result in interest payments on the notes that are higher than, lower than or that do not otherwise correlate over time with the interest payments that would have been made on the notes if CMS30 and/or CMS5 had been published in accordance with ICE’s usual policies and procedures governing determination and publication of CMS30 and CMS5. In addition, in determining CMS30 or CMS5 in this manner, we and the calculation agent will have no obligation to consider your interests as an investor in the notes and we or the calculation agent may have economic interests that are adverse to your interests.
In the fourth quarter of 2019, ICE failed to publish CMS rates on a significant number of trading days. Such non-publication may continue, the frequency of non-publication may increase, and the likelihood that the calculation agent will determine CMS30 or CMS5 on an interest determination date in its sole discretion may increase as well.
CMS30 and CMS5 and the manner in which they are calculated may change in the future. There can be no assurance that the method by which CMS30 and CMS5 is determined by ICE will continue in its current form. For example, due to the recent failures to publish CMS30 and CMS5, ICE has announced that it intends to expand the data used in its calculation of CMS30 and CMS5 to include non-binding swap quotes as a back-up when firm prices are unavailable. There is no assurance that ICE’s proposed changes to its methodology for calculating CMS30 and CMS5 will result in CMS30 and CMS5 being published on a more consistent basis. In addition, any changes in the method of determination of CMS30 and CMS5 could decrease CMS30 and CMS5 and, in turn, adversely affect the return on, value of and market for the notes.
The USD CMS Replacement may not be a suitable replacement for the USD CMS rate. It is highly likely that a USD CMS Transition Event and related USD CMS Replacement Date will occur after June 30, 2023 (and may occur prior to that time). Following a USD CMS Transition Event and related USD CMS Replacement Date, interest payable with respect to the notes will not be determined by reference to CMS30 and CMS5, but instead will be determined by reference to the applicable USD CMS Replacement (once such USD CMS Replacement has been determined in accordance with the terms and provisions of the notes). As of the date of this pricing supplement, no market consensus exists as to what rate or rates may become accepted alternatives to the Market Measure.

There is no assurance that the characteristics of any USD CMS Replacement will be similar to CMS30 or CMS5 as it is calculated and published by ICE as of the date of this pricing supplement, or that any USD CMS Replacement will produce the economic equivalent of CMS30 or CMS5 or otherwise be a suitable replacement or successor for CMS30 or CMS5. It is possible that, at the time of a USD CMS Transition Event and related USD CMS Replacement Date, no industry-accepted rate of interest as a replacement for CMS30 or CMS5 will exist. In addition, if no industry-accepted replacement for CMS30 or CMS5 exists following the occurrence of a USD CMS Transition Event and related USD CMS Replacement Date, sources comparable to the Designated USD CMS Page may not exist, and there may be disagreement regarding which sources or data should be deemed reasonable for purposes of determining a replacement rate for CMS30 or CMS5. Notwithstanding the foregoing, if we or the calculation agent (after consulting with us) determines that a USD CMS Transition Event and related USD CMS Replacement Date have occurred with respect to CMS30 or CMS5, we or the calculation agent will determine the USD CMS Replacement in accordance with the provisions set forth in the accompanying prospectus supplement, and such determination will become effective without consent from the holders of the notes or any other party. Use of the USD CMS Replacement may result in interest payable on the notes that is higher than, lower than or that does not otherwise correlate over time with the amount that would have been payable on such notes in the absence of a USD CMS Transition Event and related USD CMS Replacement Date.
In addition, although the USD CMS rate transition provisions set forth in the accompanying prospectus supplement provide for a USD CMS Replacement Adjustment to be added to the Unadjusted USD CMS Replacement, as of the date of this pricing supplement, no industry-accepted method exists for calculating such USD CMS Replacement Adjustment, and it is possible that no such industry-accepted method will exist at the time of a USD CMS Transition Event and related USD CMS Replacement Date. In addition, we or the calculation agent may determine that the USD CMS Replacement Adjustment will be zero or negative. There is no guarantee that the USD CMS Replacement Adjustment (if any) will make the Unadjusted USD CMS Replacement equivalent to CMS30 or CMS5 as it is calculated and published by ICE as of the date of this pricing supplement. In particular, the USD CMS Replacement Adjustment may be a one-time adjustment, and such adjustment above the applicable Unadjusted USD CMS Replacement may not respond to changes in interest rates or other market conditions on a periodic basis.
Interest on the notes may be determined by reference to a USD CMS Replacement even if CMS30 or CMS5 continues to be published and, conversely, may continue to be determined by reference to CMS30 or CMS5 even if a new base rate has become accepted by market participants for notes with payments based on U.S. dollar swap rates.
We or the calculation agent (after consulting with us) will determine whether a USD CMS Transition Event and related USD CMS Replacement Date have occurred. A USD CMS Transition Event includes, among other things, a determination by us or the calculation agent (after consulting with us) that (i) CMS30 or CMS5 as published is no longer an industry-accepted rate of interest for U.S. dollar-denominated floating-rate notes at such time or (ii) CMS30 or CMS5 as published is no longer an industry-accepted rate of interest in the derivatives market for hedging transactions related to U.S. dollar-denominated floating-rate notes.
It is possible that we or the calculation agent (after consulting with us) will determine that a USD CMS Transition Event and related USD CMS Replacement Date have occurred with respect to CMS30 or CMS5 at a time when ICE continues to publish CMS30 and CMS5. Holders of the notes will not have the ability to prevent or otherwise influence such determination by us or the calculation agent. Interest payable on the notes may, therefore, cease to be determined by reference to CMS30 and CMS5, and instead be determined by reference to a USD CMS Replacement, even if CMS30 and CMS5 continues to be published. For example, even if ICE continues to publish CMS30 and CMS5, we or the calculation agent (after consulting with us) nonetheless may determine that a USD CMS Transition Event has occurred because CMS30 and CMS5 are no longer industry-accepted rates of interest for U.S. dollar-denominated floating-rate notes at such time. Such USD CMS Replacement may be lower than CMS30 or CMS5 for so long as CMS30 or CMS5 continues to be published, and the return on, value of and market for the notes may be adversely affected.

In addition, we or the calculation agent (after consulting with us) may not determine that a USD CMS Transition Event and related USD CMS Replacement Date have occurred, even if a new base rate has become accepted in the market as an interest rate for floating-rate notes with interest rates based on U.S. dollar swap rates. Holders of the notes will not have the ability to cause or otherwise influence such determination by us or the calculation agent. It is possible that ICE will choose to develop a new ICE Swap Rate for U.S. dollar swaps, which could be based on SOFR or another floating interest rate. In addition, market participants could adopt another U.S. dollar swap-based interest rate for use as a base rate for floating-rate notes. Even if market participants adopt such a new U.S. dollar swap-based interest rate (whether published by ICE or otherwise), then interest on the notes will continue to be determined by reference to CMS30 and CMS5 until we or the calculation agent (after consulting with us) determines that a USD CMS Transition Event and related USD CMS Replacement Date have occurred and we or the calculation agent (after consulting with us) has determined the relevant USD CMS Replacement. CMS30 and CMS5 used to determine interest on the notes may be lower than such a new U.S. dollar swap-based interest rate for so long as the USD CMS rate for such index maturity continues to be published.
Tax-related Risks
The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. We intend to treat the notes as debt instruments for U.S. federal income tax purposes. Accordingly, you should consider the tax consequences of investing in the notes, aspects of which are uncertain. See the section entitled “U.S. Federal Income Tax Summary.”
You may be required to include income on the notes over their term in excess of the quarterly coupon payments based on the comparable yield for the notes. The notes will be considered to be issued with original issue discount. You may be required to include income on the notes over their term in excess of the quarterly coupon payments based on the comparable yield for the notes. You are urged to review the section entitled “U.S. Federal Income Tax Summary” and consult your own tax advisor.
You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.
*   *   *
Investors in the notes should review the additional risk factors set forth beginning on S-5 of the accompanying prospectus supplement and page 7 of the accompanying prospectus prior to making an investment decision.

DESCRIPTION OF THE NOTES
General
The notes will be part of a series of medium-term notes entitled “Senior Medium-Term Notes, Series A” issued under the senior indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The senior indenture is described more fully in the accompanying prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.
Our payment obligations on the notes are fully and unconditionally guaranteed by the Guarantor. The notes will rank equally in right of payment with all of our other unsecured and unsubordinated debt from time to time outstanding and the guarantee of the notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, in each case except obligations that are subject to any priorities or preferences by law.  Any payments due on the notes, including any repayment of principal, are subject to our credit risk, as issuer, and the credit risk of BAC, as guarantor.
The notes will be issued in minimum denominations of $1,000, and whole multiples of $1,000. You may transfer the notes only in whole multiples of $1,000. Unless earlier redeemed, the notes will mature on July 30, 2031.
We may redeem all of the notes on any quarterly interest payment date occurring on or after July 30, 2022 (other than the maturity date). Prior to maturity, the notes are not repayable at your option. The notes are not subject to any sinking fund.
If any scheduled interest payment date, Call Date or the maturity date is not a business day, no adjustment will be made to the length of the corresponding quarterly interest period. The payment will be postponed to the next business day, and no additional interest will be payable as a result of such postponement.
The notes will be issued in book-entry form only.
Interest
Each interest payment due for a quarterly interest period will be paid January 30, April 30, July 30 and October 30 of each year, beginning on October 30,  2021, and ending on the maturity date.
Each quarterly interest period (other than the first quarterly interest period from, and including, the original date of issuance of the notes to, but excluding, October 30,  2021) will commence on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date or the maturity date, as applicable.
A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.
The interest rate for each interest period after the first four quarterly interest periods will be reset on the first day of that interest period, which we refer to as the “interest reset date.” The calculation agent will determine the applicable interest rate for each interest period on the interest determination date. Once determined by the calculation agent, the applicable interest rate for each quarterly interest period will apply from and including the interest reset date, through, but excluding, the next interest reset date (or the maturity date, as applicable).
Interest is computed on the basis of a 360-day year of twelve 30-day months.
For each quarterly interest period, the calculation agent will determine the applicable annualized interest rate as follows:

(a)       From and including July 30, 2021 to but excluding July 30, 2022, interest on the notes will accrue at the rate of 3.00% per annum.
(b)       During each subsequent quarterly interest period beginning on July 30, 2022, interest will accrue at a rate per annum equal to:
3.0 × (CMS30 — CMS5)
In no event will the interest rate applicable to any interest period after the first four quarterly interest periods be greater than 8.00% per annum or less than 1.00% per annum.
“CMS30” means the 30-Year U.S. Dollar ICE Swap Rate, expressed as a percentage, as quoted on the Reuters Screen ICESWAP1 Page, at 11:00 a.m., New York City time, on the applicable interest determination date.
“CMS5” means the 5-Year U.S. Dollar ICE Swap Rate, expressed as a percentage, as quoted on the Reuters Screen ICESWAP1 Page, at 11:00 a.m., New York City time, on the applicable interest determination date.
Early Redemption at Our Option
On any Call Date, we have the right to redeem all, but not less than all, of the notes at the Early Redemption Payment. No further amounts will be payable following an early redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Date.
The “Early Redemption Payment” will be the principal amount of your notes, plus any accrued and unpaid interest.
The “Call Dates” will be the quarterly interest payment dates beginning on July 30, 2022 and ending on April 30, 2031.
Payment at Maturity
Unless earlier redeemed, on the maturity date, you will be paid the principal amount of the notes and any accrued and unpaid interest on the notes, subject to our and the Guarantor’s credit risk. See “Risk Factors—All payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes” above.
Regardless of the amounts of the interest payable during each interest period over the term of the notes, you will receive your principal amount at maturity, assuming that we are otherwise able to pay our debts on the maturity date.
Role of the Calculation Agent
The calculation agent has the sole discretion to make all determinations regarding the notes, including determinations regarding CMS30, CMS5, the Spread Differential, the amount of each interest payment, U.S. Government Securities Business Days, and business days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
We have initially appointed our affiliate, MLCS, as the calculation agent, but we may change the calculation agent at any time without notifying you.
Same-Day Settlement and Payment
The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds. We will make payments of the principal amount and each interest payment in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Rights of Acceleration
If an Event of Default, as defined in the senior indenture and in the section entitled “Events of Default and Rights of Acceleration” beginning on page 22 of the accompanying prospectus, with respect to the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the principal amount plus any accrued and unpaid interest. In case of a default in the payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.
Listing
The notes will not be listed on any securities exchange.

THE 30-YEAR U.S. DOLLAR ICE SWAP RATE (CMS30) AND
THE 5-YEAR U.S. DOLLAR ICE SWAP RATE (CMS5)
General
CMS30 and CMS5 are “constant maturity swap rates” that measure the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of 30 years and 5 years, respectively. In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating 3-month LIBOR-based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year. “LIBOR” is the London Interbank Offered Rate and is a common rate of interest used in the swaps industry.
Historical Levels of CMS30 and CMS5
The following table sets forth the historical month-end spread between CMS30 and CMS5 from January 2008 through the pricing date. The following graph sets forth the historical daily spread (expressed in basis points, where 100 basis points equals 1%) between CMS30 and CMS5 over the same time period. This data is not intended to be indicative of the future performance of the difference between CMS30 and CMS5 or what the value of or return on the notes may be. Any historical upward or downward trend in the difference between CMS30 and CMS5 during any period set forth below is not an indication that such difference is more or less likely to increase or decrease in value at any time over the term of the notes or that these represent what the difference would have been on any hypothetical interest determination date. The historical month-end spread between CMS30 and CMS5 below uses CMS30 and CMS5 as quoted on the Reuters Screen ICESWAP1 Page (except in the case of the August, November and December 2019 month-end spreads, which use CMS30 and CMS5 as quoted on the Bloomberg pages “USSWAP30” and “USSWAP2”, respectively due to ICE failing to publish CMS30 and CMS5 on the applicable dates), at 11:00 a.m., New York City time, on the applicable date.
	2008	2009	2010	2011	2012	2013	2014
January	1.277%	0.903%	1.741%	2.136%	1.679%	1.990%	1.978%
February	1.466%	0.749%	1.822%	1.947%	1.655%	2.007%	1.965%
March	1.331%	1.036%	1.798%	1.887%	1.733%	2.035%	1.730%
April	1.004%	1.014%	1.684%	2.000%	1.705%	1.981%	1.684%
May	0.892%	1.333%	1.608%	2.032%	1.358%	1.996%	1.687%
June	0.697%	1.210%	1.664%	2.068%	1.515%	1.880%	1.619%
July	0.828%	1.308%	1.927%	2.179%	1.550%	2.079%	1.402%
August	0.766%	1.328%	1.593%	1.935%	1.701%	1.952%	1.281%
September	0.618%	1.271%	1.820%	1.459%	1.800%	2.098%	1.239%
October	0.577%	1.482%	2.216%	1.678%	1.789%	2.132%	1.304%
November	0.229%	1.689%	2.068%	1.423%	1.797%	2.283%	1.233%
December	0.593%	1.548%	1.952%	1.358%	1.907%	2.135%	0.925%

	2015	2016	2017	2018	2019	2020	2021
January	0.803%	0.961%	0.648%	0.228%	0.258%	0.686%	1.069%
February	0.848%	0.918%	0.616%	0.197%	0.309%	0.298%	1.038%
March	0.842%	0.937%	0.605%	0.121%	0.309%	0.298%	1.127%
April	0.933%	0.957%	0.596%	0.090%	0.379%	0.298%	1.091%
May	0.989%	0.808%	0.605%	0.095%	0.365%	0.605%	1.108%
June	1.158%	0.823%	0.596%	0.031%	0.450%	0.572%	0.793%
July	1.027%	0.698%	0.656%	0.061%	0.395%	0.523%
August	1.060%	0.501%	0.617%	0.066%	0.270%	0.773%
September	1.134%	0.605%	0.544%	0.059%	0.221%	0.777%
October	1.044%	0.710%	0.505%	0.134%	0.304%	0.842%
November	0.952%	0.683%	0.419%	0.173%	0.277%	0.838%
December	0.889%	0.620%	0.287%	0.214%	0.301%	0.981%

Spreads USISDA30 - USISDA5
2.5
2
1.5
1
0.5
0
7/1/2008
2/1/2009
9/1/2009
4/1/2010
11/1/2010
6/1/2011
1/1/2012
8/1/2012
3/1/2013
10/1/2013
5/1/2014
12/1/2014
7/1/2015
2/1/2016
9/1/2016
4/1/2017
11/1/2017
6/1/2018
1/1/2019
8/1/2019
3/1/2020
10/1/2020
5/1/2021

Movements in CMS30 and CMS5 have historically been correlated to some extent, but not exactly, to movements in the 30-Year ICE Treasury Rate (“CMT30”) and 5-Year ICE Treasury Rate (“CMT5”), respectively. The first graph below reflects the month-end CMS30 relative to the month-end CMT30 during the period from January 2008 through July 2021; the second graph reflects the month-end CMS5 relative to the month-end CMT5 during the same period. The CMS30 and CMS5 in the graphs below are as quoted on the Reuters Screen ICESWAP1 Page, at 11:00 a.m., New York City time, on the applicable date. The CMT30 and CMT5 in the graphs below are as published by Bloomberg on Bloomberg pages “H15T30Y <Index>” and “H15T5Y <Index>”, respectively, on the applicable date.

6
5
4
3
2
1
0
7/1/2008
2/1/2009
9/1/2009
4/1/2010
11/1/2010
6/1/2011
1/1/2012
8/1/2012
3/1/2013
10/1/2013
5/1/2014
12/1/2014
7/1/2015
2/1/2016
9/1/2016
4/1/2017
11/1/2017
6/1/2018
1/1/2019
8/1/2019
3/1/2020
10/1/2020
5/1/2021
USISDA30 Index
H15T30Y Index

4.5
4
3.5
3
2.5
2
1.5
1
0.5
0
7/1/2008
1/1/2009
7/1/2009
1/1/2010
7/1/2010
1/1/2011
7/1/2011
1/1/2012
7/1/2012
1/1/2013
7/1/2013
1/1/2014
7/1/2014
1/1/2015
7/1/2015
1/1/2016
7/1/2016
1/1/2017
7/1/2017
1/1/2018
7/1/2018
1/1/2019
7/1/2019
1/1/2020
7/1/2020
1/1/2021
USISDA05 Index Last Price PX_LAST
H15T5Y Index Last Price PX_LAST

Interest payable on the notes after the first four quarterly interest periods will be imperfectly correlated to the difference between long-term interest rates (as measured by CMS30) and short-term interest rates (as measured by CMS5). Although long-term interest rates directionally follow short-term interest rates, movements in long-term interest rates generally tend to be smaller than movements in short-term interest rates. As such, when short-term interest rates rise, the difference between CMS30 and CMS5 tends to narrow (the curve of the spread flattens); conversely, when short-term interest rates fall, the spread widens (the curve of the spread becomes steeper). After the first four quarterly interest periods, interest payable on the notes will be greater the wider the spread between CMS30 and CMS5, and the steeper the curve of the spread, as of each interest determination date.
The difference between long-term interest rates and short-term interest rates is influenced by a number of factors, including (but not limited to) monetary policy, fiscal policy, inflation, and fundamental demand conditions. These factors interrelate in complex, and sometimes ambiguous, ways. Any factor which reduces the supply of or increases the demand for money available for borrowing will generally disproportionately affect short-term interest rates relative to long-term interest rates, thereby potentially lowering the difference between CMS30 and CMS5. For example, monetary policy tightening by the Federal Reserve Bank through open market operations initially generates high nominal short-term interest rates, while long-term rates typically rise by a smaller amount. As a result, the difference between short-term interest rates and long-term interest rates typically decreases when contractionary monetary policy shocks occur.

SUPPLEMENTAL PLAN OF DISTRIBUTION; ROLE OF BOFAS AND CONFLICTS OF INTEREST
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as a selling agent in the distribution of the notes. Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121. The selling agent is a party to the Distribution Agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-66 of the accompanying prospectus supplement.
The selling agent will receive the compensation set forth on the cover page of this pricing supplement as to the notes sold through its efforts. Certain dealers who purchase the notes for sale to certain fee-based advisory accounts and/or eligible institutional investors may forgo some or all of their selling concessions, fees or commissions. The price to public for investors purchasing the notes in these accounts may be as low as $987.50 (98.75%) per $1,000 in principal amount of the notes. See “Supplemental Plan of Distribution-Conflicts of Interest” in this pricing supplement. We or one of our affiliates may pay varying selling concessions of up to 1.25% in connection with the distribution of the notes to other registered broker-dealers.
At BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by BofAS for the notes will be based on then-prevailing market conditions and other considerations, including CMS30, CMS5, the Spread Differential and the remaining term of the notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that any party will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
Any price that BofAS may pay to repurchase the notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
European Economic Area
None of this pricing supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Regulation (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS — The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), as amended or superseded, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
The communication of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

STRUCTURING THE NOTES
The notes are our debt securities, the return on which is linked to the performance of CMS30 relative to CMS5. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes at the time the terms of the notes are set and on the pricing date being less than their public offering price.
In order to meet our payment obligations on the notes, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of CMS30 and CMS5, the tenor of the notes and the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-8 above.
VALIDITY OF THE NOTES
In the opinion of McGuireWoods LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on the applicable schedule to the master global note that represents the Notes (the “master note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance and the provisions of the indenture governing the Notes and the related guarantee, and the Notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, such Notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the Notes and due authentication of the master note, the validity, binding nature and enforceability of the indenture governing the Notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated December 30, 2019, which has been filed as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-234425) of BofA Finance and BAC, filed with the SEC on December 30, 2019.
Sidley Austin LLP, New York, New York, is acting as counsel to BofAS and as special tax counsel to BofA Finance and BAC.

U.S. FEDERAL INCOME TAX SUMMARY
The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986 (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the notes are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes.  Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This discussion does not address the tax consequences applicable to holders subject to Section 451(b) of the Code. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
Tax Characterization of the Notes
No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” The balance of this discussion assumes that this characterization is proper and will be respected.
U.S. Holders
If the notes are properly characterized as contingent payment debt instruments for U.S. federal income tax purposes, such notes generally will be subject to Treasury regulations governing contingent payment debt instruments. Under those regulations, and as further described under “U.S Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to U.S. Holders—Debt Securities Subject to Contingences” in the accompanying prospectus, a U.S. Holder will be required to report Original Issue Discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the notes. A U.S. Holder of the notes generally will be required to include in income OID in excess of actual cash payments received for certain taxable years.
The following table is based upon a projected payment schedule and a comparable yield equal to 2.13% per annum (compounded quarterly). This tax accrual table is based upon a projected payment schedule per $1,000.00 principal amount of the notes, which would consist of estimates of the quarterly interest payments and a single principal payment of $1,004.7210 (including the final estimated quarterly interest payment) at maturity. The following tables are for illustrative purposes only, and we make no representations or predictions as to what the actual amounts of interest payments will be.
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 principal amount of the Notes)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 principal amount of the Notes)
July 30, 2021 through December 31, 2021	$8.8673	$8.8673
January 1, 2022 through December 31, 2022	$21.1523	$30.0195
January 1, 2023 through December 31, 2023	$20.9722	$50.9917
January 1, 2024 through December 31, 2024	$20.9570	$71.9487
January 1, 2025 through December 31, 2025	$21.0015	$92.9502
January 1, 2026 through December 31, 2026	$21.0470	$113.9972
January 1, 2027 through December 31, 2027	$21.0934	$135.0907
January 1, 2028 through December 31, 2028	$21.1409	$156.2315
January 1, 2029 through December 31, 2029	$21.1893	$177.4208
January 1, 2030 through December 31, 2030	$21.2388	$198.6597
January 1, 2031 through July 30, 2031	$12.4122	$211.0719
In addition, we have determined the hypothetical projected payment schedule for the notes as follows:
Taxable Year	Payment on January 30	Payment on April 30	Payment on July 30	Payment on October 30
2021	N/A	N/A	N/A	$7.500
2022	$7.500	$7.500	$7.500	$7.500
2023	$7.500	$7.500	$7.500	$4.7210
2024	$4.7210	$4.7210	$4.7210	$4.7210
2025	$4.7210	$4.7210	$4.7210	$4.7210
2026	$4.7210	$4.7210	$4.7210	$4.7210
2027	$4.7210	$4.7210	$4.7210	$4.7210
2028	$4.7210	$4.7210	$4.7210	$4.7210
2029	$4.7210	$4.7210	$4.7210	$4.7210
2030	$4.7210	$4.7210	$4.7210	$4.7210
2031	$4.7210	$4.7210	$1,004.7210	N/A
Sale, Exchange, Redemption or Retirement. Upon a sale, exchange, redemption or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and that holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments) and reduced by the amount of any non-contingent payment and the projected amount of any contingent payment previously made to the holder and, if applicable, increased or decreased by the amount of any positive or negative adjustment that the holder is required to make with respect to the notes under the rules set forth in the accompanying prospectus addressing purchases of notes for an amount that differs from the notes’ adjusted issue price at the time of purchase. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the note. The deductibility of capital losses by a U.S. Holder is subject to limitations.
Non-U.S. Holders
Please see the discussion under “U.S. Federal Income Tax Considerations—General—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.